Exhibit 1.10
[Translation]
QUEBECOR MÉDIA INC.
(the « Company »)
BY-LAW AUTHORIZING THE CREATION OF PREFERRED SHARES SERIES “F”
By-Law No. 2005-1
1.	This By-Law authorizes the creation of a sixth series of cumulative first preferred shares, series « F », the rights, privileges, restrictions and terms of which are more fully described in Schedule 1 hereto, which forms an integral part hereof.

2.	Pursuant to this By-Law, each of the President and the Secretary of the Company is authorized and instructed and has the power to sign this By-Law for and on behalf of the Company, and their signature hereto shall be deemed conclusive evidence of the approval of this by-law by the Board of Directors and the shareholders of the Company.

3.	Pursuant to this by-law, any director or officer of the Company is hereby authorized and has the power to sign and deliver, for and on behalf of the Company, all such deeds, documents, contracts and agreements, to make any representation, to deliver or have delivered any certificate and to do such other acts and things as he or she may deem necessary, in his or her full discretion, to give effect to this by-law, including, without limitation, the filing of articles of amendment to give effect to the creation of the preferred shares, as provided in this by-law.
By-Law No. 2005-1, adopted on signed on January 14, 2005.

/s/ Serge Gouin	/s/ Louis Saint-Arnaud

Name : Serge Gouin	Name : Louis Saint-Arnaud
Title : President	Title : Secretary

SCHEDULE 1
QUEBECOR MÉDIA INC. / QUEBECOR MEDIA INC.
CUMULATIVE FIRST PREFERRED SHARES, SERIES F
In addition to the rights, privileages, condition and restrictions attaching to the Cumutative First Preferred Shares, the Cumutative First Prefered Shares,Series F (“Series F Shares”) shall carry the following rights, privileges, conditions and restrictions:
1	Number of Series F Shares Available For Issue

The Company shall be authorized to issue an unlimited number of Series F Shares which shall carry the rights, privileges, conditions and restrictions described herein and be designated as the “Cumulative First Preferred Shares, Series F”.

2	Dividends

The holders of record of the Series F Shares shall be entitled to receive, in each fiscal year of the Company, fixed cumulative preferential dividends at the rate of 10.85 % per share per annum, calculated daily on the Redemption Price (as hereinafter defined) of the Series F Shares. The said dividends shall be cumulative from the respective dates of issue of each Series F Share.

For greater certainty, it is hereby declared that (a) wherever used in this Section 2, the expression “dividends at the rate of 10.85 % per share per annum” shall mean, in respect of Series F Shares, dividends computed at that rate for at least the number of days during which such share was outstanding during the fiscal year in respect of which the computation is being made and (b) nothing herein contained or implied shall require prorating of dividends in respect of any shares not outstanding for the whole of any period for or in respect of which such dividends are being accumulated. The directors of the Company may, however, in their discretion, prorate dividends in respect of any shares not outstanding for the whole of any period for or in respect of which dividends are being accumulated if such right of prorating was reserved by the Company at the time of the issue of such shares.

All dividends declared on the Series F Shares shall be payable semi-annually on a cumulative basis on the 14th day of the months of January and July in each year, at such place as the directors of the Company may determine from time to time, in cash or by certified cheque, bank draft or wire transfer, provided that in respect of any payment of dividends denominated in a currency other than Canadian, the applicable exchange rate shall be that published by the Bank of Canada in effect on the date of payment.

The holders of Series F Shares shall only be entitled to receive the aforementioned dividends. No dividends may be paid on any shares ranking junior to the Series F

Shares unless all dividends which shall have become payable on the Series F Shares have been paid or set aside for payment.

3	Liquidation

In the event of the liquidation, dissolution or reorganization of the Company or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, the holders of Series F Shares shall be entitled to receive, in preference to the holders of Common Shares, an amount equal to the Redemption Price (as hereinafter defined) of each Series F Share held and any accumulated and unpaid dividends with respect thereto.

4	Voting Rights

Holders of Series F Shares shall not be entitled to receive notice of, and to attend or vote at, any meeting of the shareholders of the Company, unless the Company shall have failed to pay eight (8) semi-annual dividends on the Series F Shares, whether or not consecutive. In that event and only for so long as any such dividends remain in arrears, the holders of Series F Shares shall be entitled to receive notice of, and to attend and vote at, all shareholders’ meetings, except meetings at which only holders of another specified series or class of shares are entitled to vote. At each such meeting, each Series F Share shall entitle the holder thereof to one (1) vote.

5	Retraction Rights

Each holder of Series F Shares shall be entitled, at its discretion, upon prior written notice of not less than one (1) business day to the Company, to require the Company to redeem all or part of such holder’s Series F Shares for an aggregate amount equal to the Redemption Price (as hereinafter defined) and any accumulated but unpaid dividends with respect thereto, payable, subject to the provisions of the Act in this regard, upon presentation and surrender by such holder of Series F Shares of the certificate(s) representing such number of Series F Shares to be redeemed (the date on which such presentation and surrender occurs being the “Retraction Date”). As of the Retraction Date, the Series F Shares shall be considered redeemed and the Company shall pay to such holder of Series F Shares the Redemption Price (as hereinafter defined) and any accumulated but unpaid dividends with respect thereto, in the manner described in Section 7. In the event the Company is unable to pay the Redemption Price of the Series F Shares as of the Retraction Date, it shall forthwith give the holder of Series F Shares written notice thereof.

6	Redemption Rights

The Company shall have the right, at its option, subject to the provisions of the Act in this regard, to redeem at any time all or from time to time any of the Series F Shares then outstanding upon giving notice as hereinafter provided, on payment to the holders of the Series F Shares of an aggregate amount equal to the Redemption Price (as hereinafter defined) plus all dividends accumulated on such Series F Shares being redeemed and remaining unpaid. In the case of partial redemption, the Series F Shares to be redeemed shall be selected pro rata among the holders of all the Series F Shares then outstanding, except that, with the consent of all the holders of Series F Shares, the shares to be redeemed may be selected in any other manner.

The Company shall, at least one (1) business day prior to the date fixed for redemption (the “Redemption Date”), give written notice to each then registered holder of Series F Shares, of the Company’s intention to redeem the same. Such notice shall set out the date and the place at which the redemption is to take place and where payment is to occur, and in the case of partial redemption, the number of shares to be redeemed from each such holder of Series F Shares. If notice of redemption is given as aforesaid and an amount sufficient to redeem the Series F Shares called for redemption is deposited with the Company’s bankers or at any other place or places specified in the notice, on or before the Redemption Date, the holders of Series F Shares shall, after the Redemption Date, have no right in or against the Company except the right to receive payment of the Redemption Price plus all dividends accumulated on such Series F Shares being redeemed and remaining unpaid, in the manner described in Section 7, on presentation and surrender of the certificate(s) representing such number of shares to be redeemed.

7	Redemption Price

The Redemption Price of the Series F Shares shall be an amount equal to $1,000 per Series F Share being redeemed. The Redemption Price may be paid in cash, or by certified cheque, bank draft or wire transfer, or by the delivery of assets having equivalent value, provided that in respect of any such payment denominated in a currency other than Canadian, for the purpose of this Section 7, the applicable exchange rate shall be that published by the Bank of Canada in effect on the date of payment.
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